Exhibit 10.3

TERMINATION AND MUTUAL RELEASE AGREEMENT

THIS TERMINATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into as of the 1st of February, 2016, by and between by and between City Office Real Estate Management Inc., a British Columbia corporation (the “Advisor”) and Second City Capital II Corporation, a British Columbia corporation (the “Administrator”).

BACKGROUND

1. On April 21, 2014, the parties hereto entered into an Administration Agreement (the “Administration Agreement”), pursuant to which the Advisor engaged the Administrator to provide certain services, including personnel, administrative services and resources, to the Advisor.

2. On November 2, 2015, City Office REIT, Inc. (the “Company”) and a subsidiary (“Buyer Sub”) entered into a Stock Purchase Agreement (“Stock Purchase Agreement”) with (i) certain stockholders of the Advisor, the external advisor to the Company under an Advisory Agreement dated April 21, 2014 among the Advisor, the Company and City Office REIT Operating Partnership, L.P., the Company’s operating partnership, (the “Advisory Agreement”), and (ii) two personal holding companies that own stock of the Advisor, pursuant to which Buyer Sub will acquire all directly and indirectly outstanding stock of the Advisor. Completion of the transaction will result in the Company transitioning from an externally managed company to an internally managed company (the “Transaction”). The closing of the Transaction shall occur on the date hereof (the “Closing”).

3. Effective upon the Closing of the Transaction, the parties hereto desire to terminate the Administration Agreement, and desire to set forth herein their mutual agreements regarding such matters.

AGREEMENT

NOW THEREFORE, in consideration of the aforementioned recitals and the mutual promises and covenants herein contained, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Recitals. The parties hereby acknowledge and agree that the aforementioned recitals are true and correct. Capitalized terms which are not defined herein shall have the meanings set forth in the Administration Agreement.

2. Termination of Administration Agreement. The Company and Advisor hereby agree that, subject to and effective upon the Closing of the Transaction and without of further action by the Company or Advisor, the Administration Agreement will terminate.

3. Mutual Release. Subject to and effective upon the Closing of the Transaction, each party hereto, on behalf of itself and its respective current and former shareholders, officers, directors, employees, agents, representatives, affiliates, subsidiaries, attorneys, successors and assigns, releases the other party, and its current, former and future shareholders, officers, directors, employees, agents, representatives, affiliates, subsidiaries, attorneys, successors and assigns, of and from any and all claims, demands, obligations, actions, liabilities, defenses or damages of every kind and nature whatsoever, in law or in equity, whether known or unknown, based upon the terms of the Administration Agreement or upon Administrator’s status as an agent of the Advisor or otherwise.

4. Waiver or Modification. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed as aforesaid. The provisions of this Section may not be waived except as herein set forth.

5. Successors. Subject to the provisions contained herein, this Agreement shall be binding upon and inure to the benefit of the successors, assigns and legal representatives of the parties hereto.

6. Governing Law; Venue. The laws of the State of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

7. Amendments, Changes and Modifications. This Agreement may be amended, changed, modified, or altered only in a writing specifically stating that it is an amendment to the Agreement and signed by the parties hereto.

8. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid and unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

9. Counterparts. To facilitate the execution of this Agreement by geographically separated parties, it may be executed in two or more counterparts, all of which shall constitute one and the same instrument. The execution by one party of any counterpart shall be sufficient execution by that party whether or not the same counterpart has been executed by any other party. This Agreement shall become effective when each party has signed at least one counterpart. All execution copies transmitted via either facsimile or email shall be treated as originals for all purposes.

Signed as of the day first written above with the intent to be legally bound.

CITY OFFICE REAL ESTATE MANAGEMENT INC.

By:	/s/ Anthony Maretic
Name: Anthony Maretic
Title: Vice President

SECOND CITY CAPITAL II CORPORATION

By:	/s/ Ryan Chan
Name: Ryan Chan
Title: Chief Financial Officer